EXHIBIT A – CERTIFICATION OF TRUST PURSUANT TO RULE 0-2(c)(1)

CAPITOL SERIES TRUST

I, Matthew J. Miller, do hereby certify that I am the duly elected President of Capitol Series Trust (the “Trust”); that, with respect to the attached application for exemptive relief from certain provisions of the Investment Company Act of 1940 and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the Trust’s Agreement and Declaration of Trust and By-Laws have been taken and that I am fully authorized to sign and file the Application on behalf of the Trust; and that the Board of Trustees of the Trust adopted the following resolution by written consent on July 11, 2019, in accordance with the By-Laws of the Trust:

RESOLVED, that the appropriate officers of the Trust be, and hereby are, authorized to file on behalf of the Trust an application with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (“1940 Act”), exempting the Trust and Cornerstone Capital, Inc. (the “Adviser”) from: (i) the provisions of Section 15(a) of the 1940 Act and Rule 18f-2 thereunder to permit the Adviser, subject to the supervision of the Trust’s Board of Trustees, to appoint new sub-advisers to a Trust series for which the Adviser serves as investment adviser (each a “Sub-Advised Series”) and to make material changes to the Sub-Advisory Agreements with sub-advisers to the Sub-Advised Series without obtaining shareholder approval of the applicable Sub-Advised Series; and (ii) the disclosures required pursuant to Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A and Sections 6-07(2)(a)-(c) of Regulation S-X relating to sub-adviser compensation.

Dated: February 5, 2020

CAPITOL SERIES TRUST

By:	/s/ Matthew J. Miller
Matthew J. Miller
President